BIONX IMPLANTS, INC.

October 12, 2001

Dear Stockholder:

On behalf of the Board of Directors and management, I am pleased to invite you to the 2001 Annual Meeting of Stockholders of Bionx Implants, Inc. The meeting will be held on Friday, November 16, 2001 at 10:00 a.m. at our corporate headquarters, 1777 Sentry Parkway West, Blue Bell, Pennsylvania. A notice of meeting, proxy statement and proxy card are enclosed for your review.

I urge you to read the enclosed materials carefully and to complete, sign and mail promptly the proxy card contained with this letter to assure that your vote will be counted.

The officers, directors and staff of Bionx Implants sincerely appreciate your continuing support.

Very truly yours,

Gerard S. Carlozzi
President and Chief Executive Officer


BIONX IMPLANTS, INC.

Notice of Annual Meeting

The Annual Meeting of Stockholders of Bionx Implants, Inc. (the
"Company" or "Bionx") will be held at the Company's corporate headquarters, 1777 Sentry Parkway West, Blue Bell, Pennsylvania on Friday, November 16, 2001 at 10:00 a.m. At the meeting you will be asked to consider and act upon the following proposals:

1. Election of two directors to serve for a term of three years. See "Election of Directors of the Company" in the proxy statement.

2. To conduct other business if properly raised at the meeting or any adjournment thereof.

Only stockholders of record at the close of business on October
	   8, 2001 are entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors


Drew Karazin
Secretary

Blue Bell, Pennsylvania
October 12, 2001

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE
COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE RETURN ENVELOPE PROVIDED.




BIONX IMPLANTS, INC.
1777 Sentry Parkway West
Gwynedd Hall, Suite 400
Blue Bell, Pennsylvania 19422

PROXY STATEMENT

The Board of Directors of Bionx  Implants,  Inc.  (the
"Company") is soliciting proxies for use at the Annual Meeting of Stockholders to be held at the Company's corporate headquarters, 1777 Sentry Parkway West, Blue Bell, Pennsylvania on Friday, November 16, 2001 at 10:00 a.m., and for use at any adjournments thereof (the "Annual Meeting"). This Proxy Statement and the enclosed form of proxy are first being sent to stockholders on or about October 12, 2001.

Record Date and Quorum. Only stockholders of record at the close of business on October 8, 2001 (the "Record Date") will be entitled to vote at the Annual Meeting. On that date, there were outstanding 10,864,906 shares of the Company's common stock, par value $.0019 per share ("Common Stock"). Each share of Common Stock is entitled to one vote on each matter to be voted on at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of Common Stock, as of the Record Date, will constitute a quorum.

Voting Procedures. Directors will be elected by a plurality of the votes cast. Approval of any other matter to be submitted to the stockholders, will require the affirmative vote of a majority of the votes cast at the Annual Meeting. Properly executed proxies will be voted as directed in the proxy; however, if no direction is given, a properly executed proxy will be voted FOR the election of the director nominees. Proxies marked "abstention" on a matter will not be voted on that matter but will be considered to be represented at the Annual Meeting. Shares registered in the names of brokers or other "street name" nominees for which proxies are voted on some but not all matters will be considered to be represented at the Annual Meeting, but will be considered to be voted only as to those matters actually voted. If a quorum is present, abstentions and broker non-votes will not have any effect on the matters to be presented at the Annual Meeting.

Proxies and Revocation. A proxy card is enclosed. You may revoke your proxy at any time before it is exercised. In order to revoke a proxy, you must either give written notice of revocation to the Secretary of the Company or to the Secretary of the Annual Meeting, or vote your shares subject to the proxy by a later dated proxy or by written ballot at the Annual Meeting. Your presence at the Annual Meeting will not by itself revoke your proxy.


ELECTION OF DIRECTORS OF THE COMPANY

The Company's Board of Directors is divided into three classes with each class serving staggered terms of three years, so that only one class is elected in any one year. Presently, there are five directors on the Board. Two directors are to be elected at the Annual Meeting to serve until the 2004 Annual Meeting, and until their respective successors are elected and have qualified.

Each of the nominees for director is presently a director of the Company. Each has consented to being named as a nominee in this Proxy Statement and has agreed to serve as a director if elected at the Annual Meeting. It is the intention of the persons named as proxies to vote the shares represented by the proxy for the election of each of the nominees listed below. If either nominee shall become unable or unwilling to serve as a director, the persons named as proxies will cast their votes for the remaining nominee and have discretion to vote for another person designated by the Board of Directors. The Board of Directors has no reason to believe that either of the nominees will be unavailable for election.

The following information contains the current and past five years' business experience, certain other directorships and age of each nominee for director and of each director whose term extends beyond 2000 and thus is continuing in office. The following information is given as of September 1, 2001, and except as otherwise noted, the directors have held the occupational positions listed for at least the past five years:

Nominees for Election for Three Year Terms

- Gerard S. Carlozzi:  President and Chief Executive
    Officer of the Company (September 1999
	to the present); President and Chief Operating
	Officer of the Company (May 1999 to September
	1999); Vice President of the Company (November
	1998 to May 1999); Director of Biotechnology
	Development and Director of Marketing and
	Product Development for Maxillofacial Surgical
	Products of Synthes USA (a leader in Orthopedic
	and Maxillofacial Trauma products) (1995 to
	1998).  From 1986 to 1995, Mr. Carlozzi held
	various positions with Acufex Microsurgical, a
	pioneer and leader in Arthroscopic orthopedic
	surgery, which was acquired by Smith & Nephew.
	At Acufex Microsurgical, as the General Manager
	for the Spinal Products Group and the Global
	Director of Research and Development, he held
	positions responsible for Sales and Marketing,
	Research & Development, Manufacturing, Quality
	Assurance, Clinical and Regulatory Affairs and
	other various general management and business
	development functions. Director of the Company
	since September 1999.  Age:  45

- Terry D. Wall: Chairman of the Board of the
   	Company (1995 to the present); President and Chief Executive Officer of Vital Signs, Inc.
   	("Vital Signs") (manufacturer of disposable anesthesia and respiratory devices). Director of Vital Signs, Inc. Director of the Company since 1995. Age: 60.


Continuing Directors Serving Until 2002

- David J. Bershad: Senior Partner, Milberg Weiss
   	Bershad Hynes & Lerach LLP (law firm). Director of Vital Signs. Director of the Company since
   	1995.  Age: 61.

- Pertti Tormala: Executive Vice President,
	Research and Development, of the Company (1995 to the present); Chief Executive Officer and co-founder of the Company's foreign subsidiaries
	(prior years).  Director of the Company since
	1995.  Age: 55.


Continuing Director Serving Until 2003

- Anthony J. Dimun: Chairman, Nascent Enterprises
	LLP (a medical venture advisory company).
	Executive Vice President and Chief Financial
	Officer of Vital Signs (prior years to May
	2001). Director of Vital Signs and Colorado
MEDtech, Inc.  Director of the Company since
1995.  Age: 57.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of beneficial ownership and reports of changes of beneficial ownership of the Company's Common Stock with the SEC. Executive officers and directors are required to furnish the Company with copies of all Section 16(a) reports that they file. Based solely upon a review of the copies of the forms or information furnished to the Company, the Company believes that during 2000 all such filing requirements were satisfied on a timely basis.

Meetings of the Board of Directors; Committees of the Board

During 2000, the Board of Directors held 4 meetings. During
2000, no director attended less than 75% of the aggregate number of meetings of the Board and committees of the Board of which he was a member. There are no relationships by blood, marriage, or adoption, between any nominee for director, continuing director or executive officer of the Company and any other nominee for director, continuing director or executive officer of the Company.

Audit  Committee - During 2000, the Audit  Committee of the
Board held 4 meetings. The functions of the Audit Committee are to review, act on and report to the Board with respect to various auditing and accounting matters. These matters include the selection of the Company's independent auditors, the scope of the annual audits, the fees to be paid to the auditors, the performance of the Company's auditors and the accounting practices of the Company. The current members of the Audit Committee are Mr. Dimun, Chairman, Mr. Bershad and Mr. Wall.

Compensation  Committee - During 2000, the Compensation
Committee of the Board held two meetings. The functions of the Compensation Committee are to determine the salaries and incentive compensation of the employee-officers of the Company and to provide recommendations for the salaries and incentive compensation of the other employees and consultants of the Company. The Compensation Committee also administers the Company's Stock Option/ Stock Issuance Plan. The current members of the Compensation Committee are Mr. Bershad and Mr. Wall, Chairman.

The Board has no nominating committee; the functions of a nominating committee are performed by the entire Board. No procedures have been developed with respect to obtaining nominations from stockholders.

Audit Committee Matters

Audit Committee Charter. The Audit Committee has adopted a charter which is attached to this Proxy Statement as Appendix A.

Independence of Audit Committee Members.  The Company's
Common Stock is listed on the Nasdaq National Market and the Company is governed by the listing standards applicable thereto. All members of the Audit Committee of the Board of Directors, other than Terry D. Wall, have been determined to be "independent directors" pursuant to the definition contained in Rule 4200(a)(145) of the National Association of Securities Dealers' Marketplace rules. Mr. Wall may not meet the "independence" criteria of that Rule as a result of his being considered in the past to be an executive officer of the Company. Mr. Wall currently serves as a non-executive Chairman of the Company. The Company's Board of Directors appointed Mr. Wall to the Audit Committee because it believes that, notwithstanding his title and shareholdings in the Company, Mr. Wall's knowledge of the Company and the industry in which it operates makes him an important asset to the Committee.

Audit Committee Report. In connection with the preparation and filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2000:

(1) the Audit Committee reviewed and discussed the audited financial statements with the Company's management;

(2) the Audit Committee discussed with the Company's independent accountants the matters required to be discussed by SAS 61;

(3) the Audit Committee received and reviewed
	the written disclosures and the letter from
	the Company's independent accountants
	required by the Independence Standards Board
	Standard No. 1 (Independence Discussions
	with Audit Committees) and discussed with
	the Company's independent accountants any
	relationships that may impact their 	objectivity
	and independence and satisfied
	itself as to the accountant's independence;
	and

(4) based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the 2000 Annual
	Report on Form 10-K.

By:	The Audit Committee of the Board of Directors:

	Anthony J. Dimun
	David J. Bershad
	Terry D. Wall

Security Ownership of Management and Others

The following table sets forth the beneficial ownership of shares of Common Stock as of September 1, 2001 by (1) the only stockholders of the Company known by management to beneficially own more than 5% of the Company's Common Stock, (2) the directors of the Company, (3) the executive officers named in the Summary Compensation Table below and (4) all directors and current executive officers of the Company as a group. Shares covered by stock options are included only to the extent that they are exercisable through November 1, 2001.










Security Ownership of Management and Others

Beneficial Owner (1)			Shares of Common Stock Beneficially Owned (1)(2)	Percentage Beneficially Owned
Bionix B.V. (3)				2,684,211						24.9
Terry D. Wall (4)			3,232,109						29.9
The Kaufman Fund, Inc. (5)	  	  862,750						 8.0
Dimensional Fund Advisors Inc. (6)	  712,300						 6.6
Gerard S. Carlozzi (7)			   80,456						   *
David J. Bershad	(8)			  545,777						 5.0
Anthony J. Dimun	(9)			  292,738						 2.7
Pertti Tormala (10)			1,138,697						10.5
James Hogan (11)				   22,090						   *
Pertti Viitanen (12)			  161,981						 1.5
Drew Karazin (13)			   30,123						   *
All directors and current executive
Officers as a group (9 persons) (14)	5,496,881						50.8
_______________________________

* Represents less than 1% of the outstanding Common Stock




(1) Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, persons and entities named in the table have sole voting and investment power with respect to all shares of Common Stock and the address of the 5% stockholders is c/o the Company, 1777 Sentry Parkway West, Gwynedd Hall, Suite 400, Blue Bell, Pennsylvania 19422.

(2) Applicable percentage ownership is based on 10,819,484 shares of Common Stock outstanding as of September 1, 2001 together with applicable stock options for such stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Shares of Common Stock subject to stock options currently exercisable, or exercisable within 60 days after September 1, 2001, are deemed outstanding for computing the percentage ownership of the person holding such stock options but are not deemed outstanding for computing the percentage ownership of any other person. Each owner of an equity interest in Bionix B.V. (the "Dutch Company") is deemed to beneficially own a percentage of the shares of the Common Stock owned by the Dutch Company equal to such owner's proportionate equity interest in the Dutch Company.

(3) Nearly all of the capital stock of the Dutch Company is owned by the former stockholders of the Company's operating subsidiaries.
	The current Board of Directors of the Dutch Company includes
	Gerard S. Carlozzi, David J. Bershad, Anthony J. Dimun, Pertti Tormala, and Pertti Viitanen, who are directors or executive officers of the Company. As of September 1, 2001, Bershad, Dimun, and Wall beneficially owned capital stock of the Dutch Company representing, in the aggregate, approximately 21.2% of the equity of the Dutch Company's capital stock. As of September 1, 2001, Messrs. Tormala and Viitanen beneficially owned capital stock of the Dutch Company representing, in the aggregate, approximately 47.2% of the equity of the Dutch Company's capital stock. The remaining equity of the Dutch Company's capital stock is allocated among several other U.S. and Finnish investors.

(4) Mr. Wall's shares include 28,300 shares of Common Stock issuable upon the exercise of vested stock options and 484,421 shares of Common Stock owned by the Dutch Company, representing Mr. Wall's proportionate equity interest in the shares of Common Stock owned by the Dutch Company. Mr. Wall has the right to cause the Dutch Company to transfer such 484,421 shares to him pursuant to an agreement with the Dutch Company. All of Mr. Wall's shares of Common Stock and of the Dutch Company's capital stock are held in an investment partnership which he controls.

(5) The information set forth herein regarding The Kaufman Fund, Inc.'s beneficial ownership is based on a report on Schedule 13G filed by The Kaufman Fund with the SEC on May 18, 2000. The address of The Kaufman Fund, Inc. is 140 E. 45th Street, 43rd Floor, Suite 2624, New York, New York 10017.

(6) The information set forth herein regarding Dimensional Fund
	Advisors Inc.'s beneficial ownership is based upon a report on
	Schedule 13G filed by it with the SEC on February 2, 2001. The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(7) Includes 52,904 shares issuable to Mr. Carlozzi upon the exercise of vested stock options.

(8) Mr. Bershad's shares include 28,300 shares of Common Stock issuable upon the exercise of vested stock options and 50,736 shares of Common Stock owned by the Dutch Company, representing Mr. Bershad's proportionate equity interest in the shares of Common Stock owned by the Dutch Company. Mr. Bershad has the right to cause the Dutch Company to transfer such 50,736 shares to him pursuant to an agreement with the Dutch Company. A total of 331,686 of Mr. Bershad's shares of Common Stock and all of Mr. Bershad's shares of the Dutch Company's capital stock are held in an investment partnership which he controls.

(9) Mr. Dimun's shares include 28,300 shares of Common Stock issuable upon the exercise of vested stock options and 34,679 shares of Common Stock owned by the Dutch Company, representing Mr. Dimun's proportionate equity interest in the shares of Common Stock owned by the Dutch Company. Mr. Dimun has the right to cause the Dutch Company to transfer such 34,679 shares to him pursuant to an agreement with the Dutch Company. All of Mr. Dimun's shares of Common Stock and the Dutch Company's capital stock are held in entities which he controls.

(10) Mr. Tormala's shares include 16,660 shares of Common Stock issuable upon exercise of stock options and 1,122,037 shares of Common Stock owned by the Dutch Company, representing Mr. Tormala's proportionate equity interest in the shares of Common Stock owned by the Dutch Company. Professor Tormala has the right to cause the Dutch Company to transfer such 1,122,037 shares to him pursuant to an agreement with the Dutch Company. That agreement enables Professor Tormala to direct the voting by the Dutch Company of a specified number of shares of the Company's Common Stock held by the Dutch Company. As of September 1, 2001, that specified number equals 2,049,854, representing Professor Tormala's proportionate equity interest in the 2,684,211 shares of Common Stock owned by the Dutch Company (1,122,037 shares) and the proportionate equity interest of all other Finnish investors in such 2,684,211 shares (927,817 shares). The table above excludes from Professor Tormala's beneficial ownership the 927,817 shares attributable to the equity interests of such other Finnish investors.

(11) Includes 16,314 shares issuable to Mr. Hogan upon the exercise of vested stock options.

(12) Mr. Viitanen's shares include 16,202 shares of Common Stock issuable upon the exercise of vested stock options and 145,779 shares of Common Stock owned by the Dutch Company, representing Mr. Viitanen's proportionate equity interest in the shares of Common Stock owned by the Dutch Company.

(13) Includes 8,000 shares issuable to Mr. Karazin upon the exercise of vested stock options.

(14) Includes 186,666 shares of Common Stock issuable upon the exercise of vested stock options, and 1,837,652 shares of Common Stock owned by the Dutch Company, representing the current directors' and executive officers' proportionate equity interest in the 2,684,211 shares of Common Stock owned by the Dutch Company. As of September 1, 2001, the current directors and executive officers as a group beneficially owned approximately 68.5% of the equity associated with the capital stock of the Dutch Company. The current directors and executive officers of the Company as a group have a right to vote substantially all of the 2,684,211 shares of Common Stock owned by the Dutch Company. If all such 2,684,211 shares were deemed to be beneficially owned by the Company's current directors and executive officers, such persons as a group would be deemed to be the beneficial owners of 6,343,440 shares of Common Stock, representing 58.6% of the shares outstanding on September 1, 2001.



EXECUTIVE COMPENSATION AND OTHER INFORMATION


	The following table and accompanying footnotes set forth certain summary information relating to the three years ended December
31, 2000, with respect to each of the Company's Chief Executive Officer and the other four most highly compensated executive officers at December 31, 2000 (collectively, the "Named Executive Officers"):


Summary of Cash and Certain Other Compensation

Name and Principal	Year	Salary	Bonus(1)	Other Annual		Long-Term Compensation 		All Other
    Position				  Compensation(2)		Awards Securities Underlying   Compensation(3)
						Options/SARs(#)
Gerard S. Carlozzi(4)      2000	     $160,000  $24,000  $6,300		                    17,485		     $ 1,920
  President and Chief      1999      145,417   -	        6,000		                   100,000		       1,335
  Executive Officer        1998       21,443   -        -                               20,000		      -

Drew Karazin (5)           2000      145,000   -        6,300		                     38,368		       1,305
  Vice President,          1999		       8,830   -          500		                    -		      -
  Chief Financial Officer

James Hogan (6)            2000      139,923    7,700   6,150		                     53,121	     	       1,679
  President, Stenting      1999      125,000   20,000   2,500		                    -		      21,903
  Division                 1998       30,640   -	        -		                    -		      -

Pertti Tormala (7)         2000	      104,028   21,375   7,081		                      3,299		      -
  Executive Vice           1999      122,700   -        8,132		                     40,000 		      -
  President, Research      1998      119,814   -        8,615		                    -		      -
  and Development

Pertti Viitanen (7)        2000       77,858    3,412   6,801                             1,006			7,764
  Managing Director of     1999       91,832   -        7,802                            40,000			3,663
  Finnish Subsidiary;Vice  1998	       90,385    8,608   9,121		                    -			3,454
  President of Manufacturing

_____________________



(1)	  Bonus amounts are shown in the year in which they are paid.
(2)	Represents car allowances.
(3) For 2000 represents (a) employer contributions to the Company's
401(k) plan on behalf of the following individuals:  Mr.
	Carlozzi: $1,920; Mr. Hogan: $1,679 and Mr. Karazin: $1,305 and (b) contribution to pension for Mr. Viitanen: $7,764.
(4) Mr. Carlozzi joined the Company in November 1998 and became President and Chief Executive Officer of the Company in
	September 1999.
(5)	Mr. Karazin joined the Company in December 1999.
(6)	Mr. Hogan joined the Company in November 1998 and ceased serving as an employee in March 2001.
(7)	Where applicable, amounts shown are dollar equivalent of compensation
	paid in foreign currency





Employment Agreements

The Company has entered into an employment agreement with Pertti Tormala. The agreement provides for a term expiring in 2004. Pursuant to the agreement, Professor Tormala receives a minimum base salary of 540,000 FIM (approximately $83,000) and is eligible to receive cash bonuses granted by the Company's Board of Directors. Professor Tormala is also entitled to a car, certain pension benefits and reimbursement of all reasonable travel and entertainment expenses. Under the agreement, all patents, patent applications and other intellectual property rights developed by Professor Tormala relating to the Company's research and development activities are the sole property of the Company.

The Company has entered into an employment agreement with Pertti Viitanen as Vice President, manufacturing of the corporation and Managing Director of the Corporation's Finnish operations, Bionx Implants Ltd. The agreement provides for a term expiring in 2001. Pursuant to the agreement, Viitanen receives a minimum base salary of 79,992 EUR (approximately $73,300) and is eligible to receive cash bonuses granted by the Company's Board of Directors. Mr.Viitanen is also entitled to a car, phone, health care services, statutory pension benefits, an additional pension policy of EUR 5,000 and reimbursement of all reasonable travel and entertainment expenses. Under the agreement, all patents, patent applications and other intellectual property rights developed by Vitanen relating to the Company's research and development activities are the sole property of the Company.



Stock Option Information

	The following table sets forth certain information concerning stock options granted during the year ended December 31, 2000 to the Named Executive Officers. In accordance with the rules of the SEC, the following table also sets forth the potential realizable value over the term of the options (the period from the grant date to the expiration date) based on assumed rates of stock price appreciation of 5% and 10% compounded annually. These amounts do not represent the Company's estimate of future stock price performance.
Actual realizable values, if any, of stock options will depend on the future stock performance of the Common Stock. No stock appreciation rights were granted during the fiscal year ended
December 31, 2000.


Option Grants in the Fiscal Year Ended December 31, 2000

Name			Number of Securities	Percent of Total	Exercise Price	Expiration Date	Potential Realizable Value at
			Underlying Options	Options Granted to	per Share 				Assumed Annual Rates of Stock
			Granted(#)(1)		Employees in 2000	($/Share)(2)				Price Appreciation for Option
														Term (3)
														5%		10%

Gerard S. Carlozzi	 4,518			1.5			$3.1875		01/02/2010		  9,057		 22,952
			 2,137			0.7			$4.678		02/28/2010		  6,287		 15,933
			10,830			3.5			$2.77		11/21/2010		 18,866		 47,811

Drew Karazin		32,490			10.5			$2.77		11/21/2010		 56,599		143,433
			 5,878			1.9			$4.678		02/28/2010		 17,293		 43,824

James Hogan(4)		 1,569			0.5			$3.1875		01/02/2010		  3,145		  7,971
			11,552			3.7			$2.77		11/21/2010		 20,124		 50,998
			40,000			12.9			$4.13		02/28/2010		103,893		263,286

Pertti Tormala		 3,299			1.1			$3.1875		01/02/2010		  6,613		 16,759

Pertti Viitanen	 1,006			0.3			$3.1875		01/02/2010		  2,017		  5,110

____________________






(1) These options were granted under the Company's Investment Plan, other than the options which expire on January 2, 2010 and Mr. Hogan's 40,000 share option, which were granted under the Company's Stock Option/Stock Issuance Plan. Pursuant to the Investment Plan, eligible participants may purchase shares of the Company's Common Stock during specified window periods. For each share purchased, the Company grants the participant one stock option. An employee must continue to be employed for at least two years by the Company to exercise stock options granted under the Investment Plan. If the employee retains the shares purchased during the window period, the option can be exercised at any time after the initial shares have been held for two years. In general, if the employee sells any of the shares purchased under the Investment Plan before the end of the two year holding period or directs the Company to stop making payroll deductions before all shares that the employee committed to buy are fully paid for, the employee will forfeit the options associated with those share purchases. The Board of Directors is authorized to accelerate stock options related to fully paid shares in connection with a change in control. Options granted under the Stock Option/Stock Issuance Plan vest in 20% installments beginning one year after the grant date.

(2) Pursuant to the applicable Plans, the exercise price per share of the options granted under the Investment Plan was equal to the average of the closing sales prices of the Common Stock on Nasdaq during the window period, and the exercise price per share of the options granted under the Stock Option/Stock Issuance Plan was equal to the closing sales price of the Common Stock on Nasdaq on the date of grant.

(3) The potential realizable value is calculated based on the term of the option at the date of grant (10 years). It is calculated assuming that the fair market value of the Company's Common Stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the options and that the options are exercised and sold on the last day of their term for the appreciated stock price.

(4) All of the options granted to Mr. Hogan in 2000 have expired without being exercised.

No stock options were exercised by the Named Executive Officers during The following table sets forth certain information with respect to the value of stock options held by the Named
Executive Officers as of December 31, 2000. No stock appreciation rights were exercised by the Named Executive
	Officers during 2000 and no stock appreciation rights were outstanding as of December 31, 2000.




Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

								Number of Securites Underlying	Value of Unexercised
								Unexercised Options at December	In-the-Money Options at
	Shares Acquired	Value 			31, 2000(#)			December 31, 2000 (1)($)
			on Exercise(#)		Realized($)	Exercisable	Unexercisable		Exercisable	Unexercisable

Gerard S. Carlozzi	-			-		28,000		109,485			-		-
Drew Karazin		-			-		 8,000		 70,368			-		-
James Hogan		-			-		16,000		 37,121			-		-
Pertti Tormala		-			-		 8,000		 35,299			-		-
Pertti Viitanen	- 			-		 8,000		 33,006			-		-



_____________________
(1) Based on a value equal to the closing sale price of the Common Stock on December 29, 2000 (the last trading day of 2000)
($1.375), minus the per share exercise price, multiplied by the number of shares underlying the options.




Director Compensation

The Company has not yet commenced paying cash fees to directors in connection with their service on the Board of Directors or on committees of the Board. The Company does grant stock options to non-employee directors under its Stock Option/Stock Issuance Plan. Under the Automatic Option Grant Program, which is part of the Company's Stock Option/Stock Issuance Plan, as amended, each non-employee director first elected or appointed to the Board of Directors after the date of the Company's initial public offering will automatically be granted a non-statutory option for 10,000 shares of Common Stock, provided that such individual has not been in the prior employ of the Company. In addition, at each annual stockholders' meeting, each individual with at least six months service on the Board of Directors as a non-employee director who will continue to serve as a non-employee director following the meeting, and each individual who has continued his or her service as a non-employee director for a period of at least one year after he or she ceases serving as an employee of the Company who will continue to serve as a non-employee director following the meeting, will automatically be granted a non-statutory option for 10,000 shares of Common Stock. Each automatic grant has a term of ten years, subject to earlier termination following the optionee's cessation of service on the Board of Directors as provided in the Plan. Fifty percent of the shares subject to an automatic grant vest on the date of grant, 25% one year after the date of grant, and the remaining 25% two years after the date of grant.

Compensation Committee Interlocks and Insider Participation

The Company's Compensation Committee consists of Terry D. Wall and David J. Bershad. Mr. Wall and Mr. Bershad (as well as Anthony J. Dimun) serve on the Boards of Directors of both the Company and Vital Signs (which latter company does not have a compensation committee). For information regarding transactions between the Company and persons named in this paragraph, see "Certain Relationships and Related Transactions."

Certain Relationships and Related Transactions

	The Company's product development efforts are dependent upon Dr. Tormala, who is a founder, director and executive officer of the Company, and is currently an Academy Professor at the Technical University in Tampere, Finland and as such is permitted by the University to devote his efforts to developing new products for the Company. This executive utilizes a group of senior researchers, graduate students, and faculty at the Technical University to perform research and development projects involving resorbable polymers and other topics impacting the Company's technology and processes. This arrangement, partially funded by the Company and permitted in Finland as a means of encouraging the commercialization of technological development, has resulted in substantial cost savings to the Company, while substantially expanding its product development effort. The Company's funding obligation, which amounted to $315,000 during the year ended December 31, 2000, consists of providing the University with reasonable compensation for University resources (including graduate students) utilized by the Company.

	During 2000, the Company paid certain administrative expenses on behalf of Bionix B.V., which currently owns 24.9% of the Company's outstanding shares. Bionix B.V. owed $378,363 to the Company for such expenses as of April 25, 2001. Certain directors and executive officers of the Company control Bionix B.V. See "Security Ownership of Certain Beneficial Owners and Management."







Compensation Committee Report on Executive Compensation

The Compensation Committee is responsible for implementing, overseeing and administering the Company's overall compensation policy. The basic objectives of that policy are to

-	provide compensation levels that are fair and competitive
	with peer companies,

- align pay with performance, and


- where appropriate, provide incentives which link executive and stockholder interests and long-term corporate objectives through the use of equity-based incentives.

Overall, the Company's compensation program is designed to attract, retain and motivate high quality and experienced employees at all levels of the Company. The principal elements of executive officer compensation are base pay, bonus and stock options, together with health benefits. The various aspects of the compensation program, as applied to the Company's Chief Executive Officer and the Company's other executive officers, are outlined below.


Executive officer compensation is determined by the Company's performance and by the individual officer's ability to achieve his or her individual performance objectives. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as increases in sales, gross profits, net earnings (or the reduction of net losses) and return on equity. In 2000, corporate performance was also measured by the extent that management was able to develop and implement initiatives designed to preserve liquidity and improve overall performance. Each of the Company's executive officers participates in the development of an annual business strategy from which individual objectives are established. Initially, the objectives are proposed by the particular officer involved. Those objectives are then determined by the Chief Executive Officer or, in the case of the Chief Executive Officer's objectives, by the Board of Directors. Individual performance goals are measured quarterly.

Base Pay. The Company determines base pay for its executive officers through an evaluation of the Company's performance, the extent to which these individuals have achieved their performance objectives and a comparative analysis of total compensation for similar positions within other companies.

The Chief Executive Officer's performance is analyzed by the full Board of Directors (other than the Chief Executive Officer) against overall corporate performance and his individual objectives. The Chief Executive Officer, in turn, reviews the individual performance of the other executive officers. Salaries are reviewed on an annual basis after consideration of corporate and individual performance achievement and compensation paid by surveyed companies. The Compensation Committee has not, as of the date of this proxy statement, approved any increases in salary for 2000 and 2001 for any of the Named Executive Officers who are currently employed by the Company.

	Bonus. Each executive officer of the Company is eligible to receive a bonus if such officer achieves his or her individual performance objectives and the Company achieves its performance goals.

	Stock Options. The Compensation Committee believes that a stock option plan provides capital accumulation opportunities to participants in a manner that fosters the alignment of the participants' interests and risks with the interests and risks of the Company's public stockholders. The Compensation Committee further believes that stock options can function to assure the continuing retention and loyalty of employees. The options that have been granted to executive officers carry long-term (i.e., five year) vesting schedules. Officers who leave the Company's employ before their options are fully vested will lose a portion of the benefits that they might otherwise receive if they remain in the Company's employ for the entire vesting period. Historically, stock option grants for existing employees have been based upon a comparative analysis of equity-based compensation among peer companies and an analysis of the performance of the employees involved in light of the objectives established for such employees.

	The Compensation Committee believes that an appropriate compensation program can help in fostering a continuation of profitable operations if the program reflects a suitable balance between providing appropriate awards to key employees while at the same time effectively controlling compensation costs, principally by establishing cash compensation at competitive levels and emphasizing supplemental compensation that correlates to the performance of individuals, the Company and the Company's Common Stock.

	This report has been furnished by the Compensation Committee of Bionx Implants' Board of Directors.


Terry D. Wall, Chairman
David J. Bershad



Performance Graph

The following  graph compares the percentage change in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the Nasdaq Market Index and the S&P Health Care Medical Products/Supplies Index for the period from April 25, 1997 (the date on which the Common Stock was first publicly traded) through December 31, 2000. For purposes of the graph, it is assumed that the value of the investment in the Company's Common Stock and each index was 100 on April 25, 1997 and that all dividends were reinvested.



Comparison of Cumulative Total Return Among Bionx Implants, The Nasdaq Market Index and the S&P Health Care Medical
Products/Supplies Index

Fiscal Year Ending

Company/Index/Market		4/25/97		12/31/97	12/31/98	12/31/99	12/31/00
Bionx Implants, Inc.		100.00		214.29		 79.17		 29.76		 13.10
S&P Group Index		100.00		123.38		177.84		164.72		242.70
NASDAQ Market Index		100.00		129.55		182.67		339.02		204.09

Assumes $100 Invested on April 25, 1997, Assumes Dividend Reinvested







OTHER MATTERS

Costs

The Company will pay the costs of soliciting proxies. In addition to solicitation by mail, proxies may be solicited personally or by telephone or telegraph by regular employees of the Company and its subsidiaries. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to their principals, and the Company will, upon request, reimburse them for the reasonable expense of doing so.

Relationship With Independent Accountants

KPMG Peat Marwick, certified public accountants, have been selected by the Board of Directors to audit and report on the Company's financial statements for the year ending December 31, 2001.
A representative of that firm is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires. The representative is expected to be available to respond to appropriate questions from stockholders.

Audit Fees and Related Matters

	Audit Fees. The Company was billed $86,220 for the audit of the Company's annual financial statements for the year ended December 31, 2000 and for the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q filed during 2000.

	Financial Information Systems Design Implementation Fees. The Company was billed $_0_ for the professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of the SEC's Regulation S-X (in general, information technology services) rendered by the Company's principal accountant during the year ended December 31, 2000.

	All Other Fees. The Company was billed $55,878 for non-audit services (other than the non-audit services described above) rendered by the Company's principal accountant during the year ended December 31, 2000.

	Other Matters. The Audit Committee of the Board of Directors has considered whether the provisions of information technology services and other non-audit services is compatible with maintaining the independence of the Company's principal accountant.

	Of the time expended by the Company's principal accountant to audit the Company's financial statements for the year ended December 31, 2000, less than 50% of such time involved work performed by persons other than the principal accountant's full-time, permanent employees.

Other Matters to be Presented

The Board of Directors does not know of any matters, other than those referred to in the accompanying Notice of the Annual Meeting, to be presented at the Annual Meeting for action by stockholders. However, if any other matters are properly brought before the Annual Meeting or any adjournment thereof, it is intended that votes will be cast with respect to those matters, pursuant to the proxies, in accordance with the best judgment of the persons acting under the proxies.

Stockholder Proposals

If you wish to have a proposal included in the Company's proxy statement and form of proxy for next year's annual meeting, the proposal must be received by the Company at its principal executive offices by June 14, 2002. The Company will not be required to include in its proxy statement a stockholder proposal which is received after that date or which otherwise fails to meet the requirements for stockholder proposals established by the SEC. Stockholders interested in submitting a proposal are advised to contact knowledgeable counsel with regard to the requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in the Company's proxy statement. In order for a stockholder proposal to be considered at next year's Annual Meeting (but not included in the proxy statement for such meeting), the proposal must be received by the Company in writing by August 28, 2002.

In addition, under the Company's By-Laws, if you wish to have a proposal or nomination considered at next year's annual meeting, but not included in the proxy statement and form of proxy for that meeting, the proposal or nomination must be received by the Company's Secretary at the Company's principal executive offices during the period commencing 90 days prior to the meeting and ending on the later of the 60th day prior to the meeting or the 10th day after the meeting date is publicly announced. In the event that the Company does not receive timely notice with respect to such a proposal or nomination, management of the Company would use its discretionary authority to vote the shares it represents as the Board of Directors may recommend. Your submission must include certain specified information concerning the proposal or nominee and information as to your ownership of Common Stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at next year's annual meeting.



	By Order of the Board of Directors,

October 12, 2001	Drew Karazin, Secretary


A copy of the Company's Annual Report to Stockholders for the year ended December 31, 2000, including consolidated financial statements, accompanies this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

BIONX IMPLANTS, INC.
1777 Gwynedd Hall, Suite 400
Blue Bell, PA 19422
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS to be held on November 16, 2001

This Proxy is solicited on Behalf of the Board of Directors

    The undersigned hereby appoints Gerard Carlozzi and Drew Karazin, and each with full power to act without the other, as proxies, with full power of substitution, for and in the name of the undersigned to vote and act with respect to all shares of common stock of Bionx Implants, Inc. (the "Company")standing in the name of the undersigned on October 8, 2001, or with respect to which the undersigned is entitled to vote and act, at the Annual Meeting of Stockholders of the Company to be held on November 16, 2001 and at any and all adjournments thereof, with all the powers the undersigned would possess if personally present, and particularly, but without limiting the generality of the foregoing, the matters described on the reverse side of this proxy. All shares represented by proxy will be voted in accordance with the instructions, if any, given in such proxy. A stockholder may abstain from voting on any proposal or may withhold authority to vote for any nominee(s) by so indicating on the reverse side.

(CONTINUED, AND TO BE SIGNED ON REVERSE SIDE)
_____________________________________________________________________
PLEASE DATE, SIGN AND MAIL YOUR
PROXY CARD BACK AS SOON AS POSSIBLE!
ANNUAL MEETING OF STOCKHOLDERSBIONX IMPLANTS, INC.
November 16, 2001

[down arrow] Please Detach and Mail in the Envelope Provided [down arrow]

/x/  PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE


FOR all nominees 		WITHHOLD 		NOMINEES:
Listed at right 		AUTHORITY		Gerard S. Carlozzi
(except as marked		to vote for all	Terry D. Wall
to the contrary below)		nominees listed at right



1. Election
    of Directors.


       / /                         / /




(INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name on the line provided below.)
_______________________________________________________________________


2. In their discretion, the proxies are authorized to vote upon such business as may properly come before the Meeting or any adjournment thereof.

The Shares represented by this proxy will be voted as directed. If no contrary instruction is given, the shares will be voted FOR the election of the Board's nominees. On any other matters that may come before the Meeting the proxy will be voted in the discretion of the above-named persons.


SIGNATURE						DATED ____,2001
           ___________________ _________________________________
					SIGNATURE IF HELD JOINTLY


Note: (Please date, sign as name appears above and return promptly. If the Shares are registered in the names of two or more persons, each should sign. When signing as Corporate Officer, Partner, Executor, Administrator, Trustee or Guardian, please give full title. Please note any changes in your address alongside the address as it appears in the proxy.)


Appendix A

Resolution of the Board of Directors of
Bionx Implants, Inc.
Dated June 13, 2000
Resolved:

That the Board of Directors establish an Audit Committee Charter as follows:


AUDIT COMMITTEE CHARTER

The Audit Committee is appointed by the Board of Directors of Bionx Implants, Inc. ("Bionx") to assist the Bionx Board in fulfilling its oversight responsibilities regarding (a) the integrity of the financial statements of Bionx and its subsidiaries (the "Company")
(b) the independence of performance of the Company's external and, if applicable, internal auditors and the systems of internal controls which management and the Board of Directors have established.

	The members of the Audit Committee shall meet the independence and experience requirements of the National Association of Securities Dealers, Inc., subject to such qualifications and exceptions as may be permitted by such requirements. The members of the Audit
Committee shall be appointed from time to time by the Bionx Board.
The Bionx Board reserves the right to amend, modify or replace this Charter in its discretion at any time.

The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Audit Committee. The Audit Committee may request any officer or employee of the Company, the Company's outside counsel or independent auditor to attend meetings of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee and will have unrestricted access to members of management and all information relevant to its responsibilities.

The primary goals of this Charter are to specify the following:

- the scope of the Audit Committee's responsibilities and the approaches to be used in carrying out those responsibilities, including structure, processes and membership requirements;

- the Audit Committee's responsibility for (a) insuring its receipt from the Company's independent auditor of a formal written statement delineating all relationships between such auditor and the Company, consistent with Independence Standards Board Standard No. 1, (b) actively engaging in a dialogue with such auditor with respect to any disclosed relationships or services that may impact the objectivity and the independence of the auditor and (c) taking, or recommending that the Bionx Board take, appropriate action to oversee the independence of the independent auditor; and

- the independent auditor's ultimate accountability, to the Bionx
	Board and the Audit Committee, as representatives of the shareholders of Bionx and the ultimate authority and responsibility of the Bionx Board and/or the Audit Committee to select, evaluate and, where appropriate, replace the independent auditor (or, if applicable, to nominate the independent auditor to be proposed for shareholder approval in any proxy statement).

To the extent any statement set forth below is inconsistent with the three principles set forth above, the three principles set forth above shall govern.



	The Audit Committee shall make regular reports to the Bionx Board, as required by Pennsylvania law.

	Pursuant to this Charter:

1.  THE COMMITTEE
The Audit Committee of the Board of Directors of Bionx Implants, Inc. will consist of at least three members of the Board including a Chairman designated by the Board. Members of the Audit Committee may not be employees of the Company. The Committee will meet at least four times a year, with additional meetings if circumstances require, for the purpose of satisfying its responsibilities.

2.  SCOPE
The Committee serves at the pleasure of and is subject to the control and direction of the Board of Directors.

3.  RESPONSIBILITIES OF THE COMMITTEE
- To assist the Board in fulfilling its fiduciary responsibilities to the shareholders with respect to matters relating to the Company's business, accounting, reporting, audit and internal controls practices.
- To maintain a direct line of communications between the Board and the Company's independent auditors and internal auditors to provide for an exchange of views and information.
4.  FUNCTIONS OF THE COMMITTEE
The Committee will satisfy its responsibilities by completing the following functions:

Audit
- Discuss the results of the annual internal and independent audits with management and the internal and independent auditors.
- Consider the comments from the independent auditors and internal auditors with respect to internal accounting and management controls and the consideration given or action taken by management.
- Recommend, for appointment by the Board, the selection of independent auditors for the coming year.
- Appraise the effectiveness of the independent audit effort through discussions with the independent auditors regarding their planned arrangements and scope of the annual audit, including fees.
- Review the anticipated scope and related fees of any non-audit services to be provided by the independent auditors to ensure that these services do not detract from the independence of the auditors in their audit function.
- Consider the comments from the independent auditors with respect to internal accounting and management controls and the consideration given or action taken by management.
- Obtain the assessment of management and the independent auditors as to the adequacy of: the Company's internal accounting procedures and control and the Company's procedures for complying with SEC Regulations and The Foreign Corrupt Practices Act.
- Engage in dialogue with the Company's independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of such firm.
- Recommend to the Bionx Board appropriate actions to ensure the independence of the Company's independent auditor. Receive from the Company's independent auditor a formal written statement delineating all relationships between such auditor and the Company, consistent with Independence Standards Board Standard No. 1.
- Discuss required communications with the independent auditor as required by SAS 61 of GAAS.
- Review with the independent auditor any material problems or difficulties the auditor may have encountered during an audit including any restrictions on the scope of activities or access to required information; review any management letter provided by the auditor and the Company's response to that letter.
- Review the scope of planned activities and budget along with a review of the effectiveness of the Company's internal auditors, if any

Review
- Review the Committee's responsibilities and functions, evaluate its performance, and institute appropriate modifications to reflect changes in the business environment.
- Monitor the procedures or systems used in preparing the financial statements of the Company.
- Receive and review the assessment of management as to the quality and depth of staffing in the accounting and financial departments worldwide.
- Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Bionx Board for approval.
- Review Year-End financial statements and financial results prior to filing Form 10-K.
- Review any information submitted to the Audit Committee pursuant to
Section 10A of the  Private Securities Litigation Reform Act of
1995.
- Prepare the report to the Company's Board of Directors for inclusion in the Company's annual proxy statement.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate or are in accordance with generally accepted accounting principles. This is the responsibility of the board of directors, management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.



1